Independent Auditors' Report


To the Board of Trustees of
JNL Series Trust:

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that the Mellon Capital Management/JNL International Index Fund, Mellon Capital Management/JNL Bond Index Fund, Mellon Capital Management/JNL S&P 500 Index Fund, Mellon Capital Management/JNL S&P 400 Mid Cap Index Fund, and Mellon Capital Management/JNL Small Cap Index Fund, funds within JNL Series Trust (the Funds) complied with the provisions of subsection (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of October 31, 2003, and during the period from September 30, 2003 (the date of our last examination) through October 31, 2003. Management is responsible for the Funds' compliance with those provisions. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examinations.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of October 31, 2003, and for the period from September 30, 2003, through October 31, 2003, with respect to securities transactions:


1) Examination of Mellon Securities Trust Company's (the "Custodian") security position reconciliations for all securities held by sub-custodians and in book entry form;

2) Confirmation of all securities, if any, which are hypothecated, pledged, placed in escrow, or out for transfer with brokers;

3) Inspection of documentation of other securities held in safekeeping by the custodian but not included in 1) and 2) above;

4) Reconciliation between the Funds' accounting records and the Custodian's records as of October 31, 2003, and verification of reconciling items;

5) Agreement of cash movement relating to pending trade activity for the Funds as of October 31, 2003, to the Custodian's records;

6) Agreement of trade tickets for 5 purchases and 5 sales for the period from September 30, 2003, through October 31, 2003, to the books and records of the Funds, noting they had been properly recorded and subsequently settled;

7) We reviewed the Mellon Trust Global Securities SAS 70 Report on Controls Placed in Operation and Tests of Operating Effectiveness ("SAS 70 Report") for the period from July 1, 2002, to June 30, 2003, and noted that no negative findings were reported in the areas of Safekeeping and Reconciliation; and

8) We inquired of the Custodian, who confirmed that all control policies and procedures detailed in the SAS 70 Report have remained in operation and functioned adequately from September 30, 2003, through October 31, 2003.


We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with the specified requirements.

In our opinion, management's assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 2003, and for the period from September 30, 2003, through October 31, 2003, with respect to securities reflected in the investment account of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ KPMG LLP
Chicago, Illinois
December 5, 2003







             Management Statement Regarding Compliance With Certain
                Provisions of the Investment Company Act of 1940



We, as members of management of the Mellon Capital Management/JNL International Index Fund, Mellon Capital Management/JNL Bond Index Fund, Mellon Capital Management/JNL S&P 500 Index Fund, Mellon Capital Management/JNL S&P 400 Mid Cap Index Fund, and Mellon Capital Management/JNL Small Cap Index Fund, funds within JNL Series Trust (the Funds) are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of October 31, 2003, and from September 30, 2003, through October 31, 2003.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 2003, and from September 30, 2003, through October 31, 2003, with respect to securities reflected in the investment accounts of the Funds.



     JNL Series Trust

By:  /s/ Mark Nerud
     ---------------------------
       Mark Nerud, Vice President, Treasurer and Chief Financial Officer

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of
JNL Series Trust:

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that the JNL/Mellon Capital Management Communications Sector Fund, JNL/Mellon Capital Management Energy Sector Fund, JNL/Mellon Capital Management Financial Sector Fund, JNL/Mellon Capital Management Global 15 Fund (NY), JNL/Mellon Capital Management Global 15 Fund, JNL/Mellon Capital Management Consumer Brands Fund, JNL/Mellon Capital Management Pharmaceutical Healthcare Fund, JNL/Mellon Capital Management 25 Fund (NY), JNL/Mellon Capital Management 25 Fund, JNL/Mellon Capital Management Small Cap Fund (NY), JNL/Mellon Capital Management Small Cap Fund, JNL/Mellon Capital Management Technology Sector Fund, JNL/Mellon Capital Management The Dow 10 Fund (NY), JNL/Mellon Capital Management The Dow 10 Fund, JNL/Mellon Capital Management The Dow 10 Fund (Series III), JNL/Mellon Capital Management The Dow 10 Fund (Series V), JNL/Mellon Capital Management The S&P 10 Fund, JNL/Mellon Capital Management The S&P 10 Fund (NY), JNL/Mellon Capital Management Enhanced S&P 500 Stock Index Fund, JNL/Mellon Capital Management International Index Fund, JNL/Mellon Capital Management Bond Index Fund, JNL/Mellon Capital Management S&P 500 Stock Index Fund, JNL/Mellon Capital Management S&P 400 Mid Cap Index Fund, and JNL/Mellon Capital Management Small Cap Index Fund (the Funds), complied with the provisions of subsection (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of August 31, 2004, and during the period from December 31, 2003 (the date of our last examination) through August 31, 2004. Management is responsible for the Funds' compliance with those provisions. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 31, 2004, and with respect to agreement of securities purchases and sales, for the period from December 31, 2003, through August 31, 2004, with respect to securities transactions:

1)   Examination  of  Mellon  Trust's  (the   "Custodian")   security   position
     reconciliations for all securities held by sub-custodians and in book entry form;

2) Confirmation of all securities, if any, which are hypothecated, pledged, placed in escrow, or out for transfer with brokers;

3)   Inspection  of  documentation  of  other   securities,   if  any,  held  in
     safekeeping by the custodian but not included in 1) and 2) above;

4) Reconciliation between the Funds' accounting records and the Custodian's records as of August 31, 2004, and verification of reconciling items;

5) Agreement of cash movement relating to pending trade activity for the Funds as of August 31, 2004, to the Custodian's records;

6) Agreement of trade tickets for seven purchases and seven sales for the period from December 31, 2003, through August 31, 2004, to the books and records of the Funds, noting they had been properly recorded and subsequently settled;

7) We reviewed the Mellon Trust Global Securities Services SAS 70 Report on Controls Placed in Operation and Tests of Operating Effectiveness ("SAS 70 Report") for the period from July 1, 2003, to June 30, 2004, and noted that no negative findings were reported in the areas of Safekeeping and Reconciliation; and

8) We inquired of the Custodian, who confirmed that all control policies and procedures detailed in the SAS 70 Report have remained in operation and functioned adequately from July 1, 2004 through August 31, 2004.


We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with the specified requirements.

In our opinion, management's assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 31, 2004, and for the period from December 31, 2003, through August 31, 2004, with respect to securities reflected in the investment account of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

[GRAPHIC OMITTED]

KMPG LLP

Chicago, Illinois
November 19, 2004

             MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN
                PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940



     We, as members of management of the JNL/Mellon Capital Management Communications Sector Fund, JNL/Mellon Capital Management Energy Sector Fund, JNL/Mellon Capital Management Financial Sector Fund, JNL/Mellon Capital Management Global 15 Fund (NY), JNL/Mellon Capital Management Global 15 Fund, JNL/Mellon Capital Management Consumer Brands Fund, JNL/Mellon Capital Management Pharmaceutical Healthcare Fund, JNL/Mellon Capital Management 25 Fund (NY), JNL/Mellon Capital Management 25 Fund, JNL/Mellon Capital Management Small Cap Fund (NY), JNL/Mellon Capital Management Small Cap Fund, JNL/Mellon Capital Management Technology Sector Fund, JNL/Mellon Capital Management The Dow 10 Fund (NY), JNL/Mellon Capital Management The Dow 10 Fund, JNL/Mellon Capital Management The Dow 10 Fund (Series III), JNL/Mellon Capital Management The Dow 10 Fund (Series
     V), JNL/Mellon Capital Management The S&P 10 Fund, JNL/Mellon Capital Management The S&P 10 Fund (NY), JNL/Mellon Capital Management Enhanced S&P 500 Stock Index Fund, JNL/Mellon Capital Management International Index Fund, JNL/Mellon Capital Management Bond Index Fund, JNL/Mellon Capital Management S&P 500 Stock Index Fund, JNL/Mellon Capital Management S&P 400 Mid Cap Index Fund, and JNL/Mellon Capital Management Small Cap Index Fund, funds within JNL Series Trust (the Funds) are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, CUSTODY OF INVESTMENTS BY REGISTERED MANAGEMENT INVESTMENT COMPANIES, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of August 31, 2004, and from December 31, 2003, through August 31, 2004.

     Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 31, 2004, and from December 31, 2003, through August 31, 2004, with respect to securities reflected in the investment accounts of the Funds.


     JNL Series Trust

By:  /s/ Mark Nerud
     ---------------------------
     Mark Nerud, Vice President, Treasurer and Chief Financial Officer

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of
JNL Series Trust:

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the JNL/S&P Managed Moderate Growth Fund, JNL/S&P Managed Growth Fund, JNL/S&P Managed Aggressive Growth Fund, JNL/S&P Very Aggressive Growth I Fund, JNL/S&P Equity Growth I Fund, JNL/S&P Equity Aggressive Growth I Fund, JNL/S&P Core Index 50 Fund, JNL/S&P Core Index 100 Fund, and JNL/S&P Core Index 75 Fund, series within JNL Series Trust (the Funds) complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment Company Act of 1940 (the Act) as of August 31, 2004, and from December 31, 2003 (the date of our last examination), through August 31, 2004. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examinations.

Our examinations were conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 31, 2004, and with respect to securities transactions, for the period from December 31, 2003 (the date of our last examination), through August 31, 2004:

o Reconciliation of all such securities to the books and records of the Funds and the transfer agent;

o    Test of selected security  transactions  since the date of the last report;
     and

o    Examination  of  underlying  documentation  of  all  securities,   if  any,
     purchased but not received, with the transfer agent.

We believe that our examinations provide a reasonable basis for our opinion. Our examinations do not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds complied with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of August 31, 2004, and during the period from December 31, 2003, through August 31, 2004, is fairly stated in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


[GRAPHIC OMITTED]

KPMG LLP

Chicago, IL
November 19, 2004

             MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN
                PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940



We, as members of management of JNL/S&P Managed Moderate Growth Fund, JNL/S&P Managed Growth Fund, JNL/S&P Managed Aggressive Growth Fund, JNL/S&P Very Aggressive Growth I Fund, JNL/S&P Equity Growth I Fund, JNL/S&P Equity Aggressive Growth I Fund, JNL/S&P Core Index 50 Fund, JNL/S&P Core Index 100 Fund, and JNL/S&P Core Index 75 Fund, series within JNL Series Trust (the Funds), are responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of August 31, 2004, and from December 31, 2003, through August 31, 2004.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of August 31, 2004, and from December 31, 2003, through August 31, 2004, with respect to securities reflected in the investment accounts of the Funds.



JNL Series Trust


By:  /s/ Mark Nerud
     -------------------------
     Mark Nerud
     VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees
JNL Series Trust:

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the JNL/S&P Managed Moderate Growth Fund, JNL/S&P Managed Growth Fund, JNL/S&P Managed Aggressive Growth Fund, JNL/S&P Managed Conservative Fund, and JNL/S&P Managed Moderate Fund, series within JNL Series Trust (the Funds) complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment Company Act of 1940 (the Act) as of October 31, 2004, and from August 31, 2004 (the date of our last examination) through October 31, 2004. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of October 31, 2004, and with respect to securities transactions, for the period from August 31, 2004 through October 31, 2004:

o Reconciliation of all such securities from the books and records of the Funds to the transfer agent;

o    Test of selected security  transactions  since the date of the last report;
     and

o    Examination  of  underlying  documentation  of  all  securities,   if  any,
     purchased but not received, with the transfer agent.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds complied with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of October 31, 2004, and during the period from August 31, 2004 through October 31, 2004, is fairly stated in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

[GRAPHIC OMITTED]

Chicago, Illinois
January 20, 2005

             MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN
                PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940



We, as members of management of JNL/S&P Managed Moderate Growth Fund, JNL/S&P Managed Growth Fund, JNL/S&P Managed Aggressive Growth Fund, JNL/S&P Managed Conservative Fund and JNL/S&P Managed Moderate Fund, series within JNL Series Trust (the Funds), are responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of October 31, 2004, and from August 31, 2004 (the date of our last examination) through October 31, 2004.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of October 31, 2004, and from August 31, 2004 through October 31, 2004, with respect to securities reflected in the investment accounts of the Funds.



JNL Series Trust


By:  ___/s/ Mark Nerud_________________________
         Mark Nerud
         VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Trustees
JNL Series Trust

Board of Managers JNL Variable Fund LLC JNL Variable Fund III LLC JNL Variable Fund V LLC JNLNY Variable Fund LLC:

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that the JNL/Mellon Capital Management Enhanced S&P 500 Stock Index Fund, JNL/Mellon Capital Management S&P 400 Mid Cap Index Fund, JNL/Mellon Capital Management S&P 500 Stock Index Fund, JNL/Mellon Capital Management Small Cap Index Fund, JNL/Mellon Capital Management Bond Index Fund, JNL/Mellon Capital Management International Index Fund, JNL/Mellon Capital Management Communications Sector Fund, JNL/Mellon Capital Management Energy Sector Fund, JNL/Mellon Capital Management Financial Sector Fund, JNL/Mellon Capital Management Global 15 Fund, JNL/Mellon Capital Management Consumer Brands Fund, JNL/Mellon Capital Management Pharmaceutical Healthcare Fund, JNL/Mellon Capital Management 25 Fund, JNL/Mellon Capital Management Small Cap Fund, JNL/Mellon Capital Management Technology Sector Fund, JNL/Mellon Capital Management The Dow 10 Fund, JNL/Mellon Capital Management The S&P 10 Fund, JNL/Mellon Capital Management NASDAQ 15 Fund, JNL/Mellon Capital Management Value Line 25 Fund, JNL/Mellon Capital Management VIP Fund, JNL/Mellon Capital Management JNL 5 Fund, JNL/Mellon Capital Management The Dow 10 Fund (Series III), JNL/Mellon Capital Management The Dow 10 Fund (Series V), JNL/Mellon Capital Management Global 15 Fund (NY), JNL/Mellon Capital Management 25 Fund (NY), JNL/Mellon Capital Management Select Small-Cap Fund (NY), JNL/Mellon Capital Management The Dow 10 Fund (NY), JNL/Mellon Capital Management The S&P 10 Fund (NY), JNL/Mellon Capital Management NASDAQ 15 Fund (NY), JNL/Mellon Capital Management Value Line 25 Fund (NY), (the Funds), complied with the provisions of subsection (b) and
(c) of Rule 17f-2 under the Investment Company Act of 1940 as of October 31, 2004, and during the period from August 31, 2004 (the date of our last examination) through October 31, 2004. Management is responsible for the Funds' compliance with those provisions. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of October 31, 2004, and with respect to agreement of securities purchases and sales, for the period from August 31, 2004 through October 31, 2004, with respect to securities transactions:

1)   Examination  of  Mellon  Trust's  (the   "Custodian")   security   position
     reconciliations for all securities held by sub-custodians and in book entry form;

2) Confirmation of all securities, if any, which are hypothecated, pledged, placed in escrow, or out for transfer with brokers;

3)   Inspection  of  documentation  of  other   securities,   if  any,  held  in
     safekeeping by the custodian but not included in 1) and 2) above;

4) Reconciliation between the Funds' accounting records and the Custodian's records as of October 31, 2004, and verification of reconciling items;

5) Agreement of cash movement relating to pending trade activity for the Funds as of October 31, 2004, to the Custodian's records;

6)   Agreement  of trade  tickets  for seven  purchases  and seven sales for the period from  August 31, 2004  through  October 31,  2004,  to the books and records of the Funds, noting they had been properly recorded and subsequently settled;

7) We reviewed the Mellon Trust Global Securities Services SAS 70 Report on Controls Placed in Operation and Tests of Operating Effectiveness ("SAS 70 Report") for the period from July 1, 2003 to June 30, 2004, and noted that no negative findings were reported in the areas of Safekeeping and Reconciliation; and

8) We inquired of the Custodian, who confirmed that all control policies and procedures detailed in the SAS 70 Report have remained in operation and functioned adequately from July 1, 2004 through October 31, 2004.


We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with the specified requirements.

In our opinion, management's assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 2004, and for the period from August 31, 2004 through October 31, 2004, with respect to securities reflected in the investment account of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees and Board of Managers of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


[GRAPHIC OMITTED]

Chicago, Illinois
January 20, 2005

             MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN
                PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940



We, as members of management of the JNL/Mellon Capital Management Enhanced S&P 500 Stock Index Fund, JNL/Mellon Capital Management S&P 400 Mid Cap Index Fund, JNL/Mellon Capital Management S&P 500 Stock Index Fund, JNL/Mellon Capital Management Small Cap Index Fund, JNL/Mellon Capital Management Bond Index Fund, JNL/Mellon Capital Management International Index Fund, JNL/Mellon Capital Management Communications Sector Fund, JNL/Mellon Capital Management Energy Sector Fund, JNL/Mellon Capital Management Financial Sector Fund, JNL/Mellon Capital Management Global 15 Fund, JNL/Mellon Capital Management Consumer Brands Fund, JNL/Mellon Capital Management Pharmaceutical Healthcare Fund, JNL/Mellon Capital Management 25 Fund, JNL/Mellon Capital Management Small Cap Fund, JNL/Mellon Capital Management Technology Sector Fund, JNL/Mellon Capital Management The Dow 10 Fund, JNL/Mellon Capital Management The S&P 10 Fund, JNL/Mellon Capital Management NASDAQ 15 Fund, JNL/Mellon Capital Management Value Line 25 Fund, JNL/Mellon Capital Management VIP Fund, JNL/Mellon Capital Management JNL 5 Fund, JNL/Mellon Capital Management The Dow 10 Fund (Series
III), JNL/Mellon Capital Management The Dow 10 Fund (Series V), JNL/Mellon Capital Management Global 15 Fund (NY), JNL/Mellon Capital Management 25 Fund
(NY), JNL/Mellon Capital Management Select Small-Cap Fund (NY), JNL/Mellon Capital Management The Dow 10 Fund (NY), JNL/Mellon Capital Management The S&P 10 Fund (NY), JNL/Mellon Capital Management NASDAQ 15 Fund (NY), JNL/Mellon Capital Management Value Line 25 Fund (NY), funds within JNL (the Funds) are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, CUSTODY OF INVESTMENTS BY REGISTERED MANAGEMENT INVESTMENT COMPANIES, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of October 31, 2004, and from August 31, 2004 (the date of our last examination), through October 31, 2004.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 2004, and from August 31, 2004, through October 31, 2004, with respect to securities reflected in the investment accounts of the Funds.

JNL Series Trust
JNL Variable Fund LLC
JNL Variable Fund III LLC
JNL Variable Fund V LLC
JNLNY Variable Fund LLC


By:___/s/ Mark Nerud________________________________
       Mark Nerud
       VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER